PART II - EXHIBIT 12
                                                            --------------------

                      FORTUNE BRANDS, INC. AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)

                                                                                                            Nine Months
                                                                                                               Ended
                                                                  Years Ended December 31,                  September 30,
                                                    -----------------------------------------------------   -------------
                                                    1994        1995        1996        1997        1998        1999
                                                    ----        ----        ----        ----        ----        ----
Earnings Available:
   Income (loss) from continuing operations
   before income taxes, minority
   interest and extraordinary items.........       $ 43.4      $358.9      $340.1      $145.2      $516.4     $(883.3)

   Less: Excess of earnings over
           dividends of less than
           fifty percent owned
           companies........................           -          0.2         0.2         0.2         0.2         0.2
         Capitalized interest...............          0.2          -          0.3          -           -          3.5
                                                   ------      ------      ------      ------      ------     --------
                                                     43.2       358.7       339.6       145.0       516.2      (887.0)
                                                   ======      ======      ======      ======      ======     ========


Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses...........................        184.6       147.1       172.6       122.4       105.4        83.2
   Portion of rentals representative
     of an interest factor..................         12.8        13.5        15.1        14.7        17.0        14.0
                                                   ------      ------      ------      ------      ------     -------
           Total Fixed Charges..............        197.4       160.6       187.7       137.1       122.4        97.2
                                                   ------      ------      ------      ------      ------     --------
           Total Earnings Available.........       $240.6      $519.3      $527.3      $282.1      $638.6     $(789.8)
                                                   ======      ======      ======      ======      ======     ========
Ratio of Earnings to Fixed Charges..........         1.22        3.23        2.81        2.06        5.22          (A)
                                                     ====        ====        ====        ====        ====          ===





(A) As a result of the loss reported for the nine months ended September 30, 1999, earnings were insufficient to cover fixed charges by $789.8 million.

         Included in earnings was a second quarter 1999 goodwill write-down of $1,126 million as disclosed in Note 2 of the Company's Condensed Consolidated Financial Statements. If the write-down were excluded from earnings, the ratio of earnings to fixed charges for the nine months ended September 30, 1999 would have been 3.46.